Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-523-2651

Heritage Bankshares, Inc. Announces Results for First Quarter, Second Quarter, and First Six Months of 2006

Norfolk, Va.: August 29, 2006 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the first and second quarter, and first half, of 2006. For the three months ended March 31 2006, the Company recorded a net loss of $12,000 or $.01 per diluted share; for the three months ended June 30, 2006 the Company earned $135,000 or $.08 per diluted share; and for the six months ended June 30, 2006, the Company earned $123,000 or $.07 per diluted share.

Michael S. Ives, President and CEO of the Company and the Bank, commented, “We are pleased with our progress in the ongoing transformation of our Bank. In the second quarter, we completed the restatement of our financial statements for the years 2002 – 2004. We raised additional capital through an offering to our Company’s directors and executive officers. We sold our retail credit card portfolio to eliminate a significant diversion for our retail banking team from our core strategy of serving business customers.

We have continued to restructure our balance sheet. Our transaction deposit balances are growing as we decrease the Bank’s reliance on certificates of deposits. Total deposits grew to $186 million at July 31, 2006 with $49 million in noninterest bearing deposits and a total of $121 million in all transaction deposits representing 65% of total deposits. We are accomplishing this growth in our transaction deposits without resorting to costly promotional pricing.

In the third quarter, we expect our professional expenses to decline after the completion of our restatement in the second quarter. Our loan pipeline has increased significantly and reflects our conservative lending philosophy. We believe that we will experience growth in our loan portfolio over the remainder of the year.”

Operating Results for the Quarter Ended March 31, 2006

The Company recorded a net loss, after tax, for the quarter ended March 31, 2006 of $12,000, or $0.01 per diluted share. The pre-tax loss was $27,000 and was comprised of net interest income of $1.7 million, provision for loan losses of $17,000, noninterest income of $335,000 and noninterest expense of $2.0 million. Contract employee services for the first quarter were $101,000, primarily related to expenses for consultants and contract accounting staff utilized in the Company’s restatement process.

Operating Results for the Quarter Ended June 30, 2006

Net income, after tax, for the quarter ended June 30, 2006 was $135,000, or $0.08 per diluted share. The Company’s pre-tax income was $195,000. Net interest income for the second quarter was $1.8 million. No additional provision for loan loss was recorded for the quarter ended June 30, 2006. Noninterest income for the quarter was $451,000, which included gains on sale of $96,000 and $34,000 related to the sale of the Bank’s retail credit card portfolio and equity securities held by the Company, respectively. Noninterest expense for the quarter was $2.1 million and was impacted by $59,000 in legal expense associated with the Company’s restatement, as well as $85,000 of contract employee services, primarily related to expenses for consultants and contract accounting staff utilized in the Company’s restatement process. In addition, an $8,000 loss related to the sale of equity securities was recorded.

Financial Condition of the Company

For the first half of 2006, total assets grew to $209 million at June 30, 2006, an increase of $4 million from $205 million in assets at December 31, 2005. Net loans held for investment at June 30, 2006 increased by $1 million to $132 million, compared to $131 million at December 31, 2005. Federal funds sold and investment securities increased by a total of $4 million, to $60 million at June 30, 2006 from $56 million at December 31, 2005.

The Bank continued its growth in deposits during the first six months of 2006. Total deposits increased by $4 million to $177 million at June 30, 2006, compared to $173 million at December 31, 2005. Of particular note, total noninterest bearing deposits increased by $8 million to $46 million at June 30, 2006 from $38 million at the end of 2005. Furthermore, total transaction deposits have increased in the first six months of 2006, growing by $8 million in the period, from $102 million at December 31, 2005 to $110 million at June 30, 2006.

The Company’s total nonperforming assets at June 30, 2006 were $204,000, or 0.10% of assets, approximately the same level as that at December 31, 2005.

Capital. Stockholders’ equity increased $2.1 million, or 13%, from $16.1 million at December 31, 2005 to $18.2 million at June 30, 2006. Stockholders’ equity increased primarily as a result of $2.1 million in net proceeds received on June 30, 2006 by the Company in connection with the first of two closings under a sale of the Company’s common stock in a private placement. In the second closing on July 31, 2006, the Company received additional net proceeds of $729,000. Including both the first and second closings under the private placement, the Company sold a total of 185,584 shares and received total proceeds of approximately $2.9 million.

The tables attached to and incorporated within this release present, in greater detail, certain of the unaudited financial information described above. The 2006 financial information contained in this release, including the attached tables, is unaudited and may be adjusted upon completion of review by the Company’s independent accountants.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Information

(Dollars in thousands, except per share data)

Income Statement

	For the Three Months Ended		For the Six Months Ended
	03/31/2006	06/30/2006	06/30/2006
Interest income	$2,874	$3,092	$5,966
Interest expense	1,202	1,298	2,500

Net interest income	1,672	1,794	3,466

Provision for loan losses	17	—	17

Net interest income after provision for loan losses	1,655	1,794	3,449

Noninterest income:

Service charges on deposit accounts	168	180	348
Gain on sale of mortgage loans, net	49	33	82
Gain on sale of securities	—	34	34
Gain on sale of credit cards	—	96	96
Late charges and other fees on loans	16	38	54
Other	102	70	172

Total noninterest income	335	451	786

Noninterest expense:

Compensation	1,034	993	2,027
Professional fees	112	178	290
Furniture and equipment	155	144	299
Contract employee services	101	85	186
Data processing	133	128	261
Occupancy	122	125	247
Marketing	60	64	124
Taxes and licenses	40	54	94
Loss on sale of securities	—	8	8
Other	260	271	531

Total noninterest expense	2,017	2,050	4,067

Income before provision for income taxes	(27)	195	168

Provision for income taxes	(15)	60	45

Net income	$(12)	$135	$123

Earnings per share:
Basic	$(0.01)	$0.08	$0.07
Diluted	$(0.01)	$0.08	$0.07

Balance Sheet at period-end

	At or for the Quarter Ended
	March 31, 2006	June 30, 2006
Total assets	$206,229	$209,386
Loans held for investment, net	135,921	131,779
Investment securities	8,574	23,056
Federal funds sold	45,255	36,580

Deposits
Noninterest bearing	44,084	45,804
Interest bearing	132,673	131,092

Total deposits	176,757	176,896

Securities sold under agreements to repurchase	2,070	2,741
Federal Home Loan Bank advances	10,000	10,000

Stockholders’ equity	16,002	18,216

Book value per share	$9.33	$9.79

Common stock outstanding	1,714,668	1,861,173

Asset Quality:

Nonaccrual loans	$266	$204
Accruing loans past due 90 days or more	6	—

Total nonperforming loans	272	204

Real estate owned, net	—	—

Total nonperforming assets	$272	$204

Nonperforming assets to total assets	0.13%	0.10%

Allowance for Loan Losses:

Balance, beginning of period	$1,335	$1,362
Provision for loan losses	17	—
Loans charged-off	(19)	(64)
Recoveries	29	2

Balance, end of period	$1,362	$1,300

Allowance for loan losses to loans held for investment, net of unearned fees and costs	0.99%	.98%

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